Exhibit 99.1

 Cimarex Reports Second-Quarter 2004 Production Volumes and Schedules Earnings
                          Release and Conference Call

    DENVER, July 21 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported that second-quarter 2004 aggregate oil and gas output increased 28 percent over the prior-year period to 220 million cubic feet equivalent per day. The significant increase in overall output is attributable to new wells drilled in Oklahoma, Texas and Louisiana.

    Compared to a year earlier, second-quarter 2004 gas production increased 34 percent to 176.9 million cubic feet per day and oil volumes increased 8 percent to 7,184 barrels per day.

    During the first six months of 2004, total production averaged 208 million cubic feet equivalent per day, an increase of 19 percent compared to the same period last year.

    Second-half 2004 production is expected to average between 215-225 million cubic feet equivalent per day, which would result in full-year 2004 average daily equivalent output of 210-215 million cubic feet versus 180 million cubic feet in 2003 and previous 2004 guidance of 195-210 million cubic feet.

    Second-quarter earnings will be released before the stock market opens on August 4, 2004 and will be followed by a conference call and web cast beginning at 11 a.m. Mountain Time.

    To access the live, interactive conference call, please dial 888-858-4710 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com. An audio replay of the broadcast will be available through August 11, 2004 and can be accessed by dialing 877-519-4471 and entering conference code 4969243.

    Cimarex Energy Co. is an independent oil and gas exploration and production company with operations focused in Mid-Continent and Gulf Coast regions of the U.S.


    This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any projections or statements reflect the Company's current view with respect to future events and financial performance. No assurances can be given that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's annual report on Form 10-K filed for the year ended December 31, 2003 and the report filed on Form 10-Q for the quarter ended March 31, 2004.

SOURCE  Cimarex Energy Co.
    -0-                             07/21/2004
    /CONTACT:  Paul Korus of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /
    (XEC)

CO:  Cimarex Energy Co.
ST:  Colorado

IN:  OIL
SU:  CCA MAV